Exhibit 4.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT IS MADE effective the   BETWEEN: 15 day     of May   2015

OMEGA INSURANCE HOLDINGS INC.

34 King Street East, Suite 1200 Toronto, Ontario

Canada MSC 2X8

A wholly owned subsidiary of

Till Capital Ltd.

25 Church Street

Hamilton HM12, Bermuda

(hereinafter called the "Company")

-and-

MATTHEW COOK

(hereinafter called the "Executive")

WHEREAS the Company is engaged in the business of insurance, reinsurance, and insurance related activities;

AND WHEREAS the Executive is willing to serve the Company in the capacity and on the terms and conditions herein provided;

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

1.1    In this Agreement the following terms shall have the following meanings:

(a)  "Agreement" means this agreement as it may be amended or supplemented from time to time; and the expressions "hereof', "herein", "hereto' ', "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to "Sections" or "Parts" are references to sections or parts in this Agreement;

(b) "Board" means the board of directors of the Company;

(c) "Cause" means:

(i)  the failure or refusal of the Executive to perform his duties and responsibilities at an acceptable level or standard, or to comply with the Company's policies and procedures as instituted from time-to-time, provided that the Executive has been provided written notice of such failure and has not corrected its behaviour within 30 calendar days of receiving such notice and provided further that the Executive shall only be entitled to correct his behaviour pursuant to such notice on a one-time basis. For purposes of clarity, any subsequent failure or refusal to perform his duties and responsibilities at an acceptable level or standard will not require written notice of such failure by the Company and corresponding opportunity for the Executive to correct the behaviour;

(ii)   any dishonesty on the part of the Executive affecting the Company;

(iii)   the conviction of the Executive for an indictable offence or for any crime involving moral turpitude, fraud or misrepresentation;

(iv)  excessive use of alcohol or illegal drugs by the Executive interfering with the performance of his obligations under this Agreement and the failure to participate fully in any employee assistance program offered by the Company;

(v)  any willful and intentional act on the part of the Executive having the effect of materially injuring the reputation, business or business relationships of the Company;

(vi)  any material breach (not covered by any of the above (i) through (v)) of any of the provisions of this Agreement; and

(vii)   any other act or omission which at law would entitle the Company to terminate this Agreement.

(d) "Change of Control" means a transaction or series of transactions whereby directly or indirectly:

(i)  any person or combination of persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 25% or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company;

(ii)   the Company shall consolidate or merge with or into, amalgamate with, or enter into a statutory agreement with, any other person (other than a subsidiary of the Company) or any other person (other than a subsidiary of the Company) shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property;

(iii)   the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest), property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as at the end of the most recently completed financial year of the Company or (B) which during the most recently completed financial year of the Company generated, or during the then current financial year of the Company are expected to generate, more than 50% of the consolidated operating income or cash flow of the Company and its subsidiaries, to any other person or persons (other than the Company or one or more of its subsidiaries); or

(iv)   there occurs a change in the composition of the Board, which occurs at a single meeting, or a succession of meetings occurring within 6 months of each other, of the shareholders of the Company, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board without the Board, as constituted immediately prior to such meeting, approving of such change.

(e)  "Confidential Information" means information of a sensitive nature related to the Company or its business including, but not limited to information pertaining to the Company's costs, sales, income, profit, profitability, pricing, salaries or wages, marketing information, corporate information and intellectual property. "Confidential Information" does not include any information that, through no fault of the receiving party:

(i)   is within the Public Domain at the date of its disclosure to the receiving party, or subsequently enters the Public Domain (but only after it enters the Public Domain); or

(ii)   is or becomes (but only after it becomes):

(A)  independently developed by or on behalf of the receiving party as shown by documentary evidence; or

(B)  disclosed to the receiving party by a third party not having an obligation of confidence to the proprietor of the information as shown by the documentary evidence; or

(iii) is Residual Information.

No combination of information shall be deemed to be within any of the above exceptions, whether or not the component parts of the combination are within one or more of the exceptions in Sections l(e) (i) and (ii), unless the combination itself and its economic value and principles of operation are themselves so excepted;

(f) "Company" means Omega Insurance Holdings, a wholly owned subsidiary of Till Capital Ltd;

(g)  "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or Company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(h)  "Public Domain" means readily accessible to the public in a written publication, and does not include information that is only available by substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and/or sources;

(i)  "Residual Information" means general information not specified as being confidential in nature by the Company that is in tangible form and is retained in memory by the Executive who have had access to Confidential Information including ideas, concepts, know-how and techniques or business opportunities that have been considered by the Company but rejected or unsuccessfully pursued by the Company;

(j)  "Share Option" means any stock option granted under a stock option or share purchase plan of the Company;

(k) "Term" shall have the meaning set forth in Part 2 below; and

(1) "Triggering Event" means any one of the following events occurring without the express or implied agreement of the Executive:

(i)  a change (other than those that are clearly consistent with a promotion) in the Executive's position or duties (including any position or duties as a director of the Company), responsibilities (including a change in the person or body to whom the Executive reports at the date of a Change in Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, and who reports to the Executive), title or office in effect immediately prior to a Change in Control;

(ii)   a reduction by the Company or any of its subsidiaries of the Executive's compensation, benefits or any other form of remuneration or any change in the basis upon which the Executive's compensation, benefits or any other form of remuneration payable by the Company or its subsidiaries is determined or any failure by the Company to increase the Executive's, benefits or other forms of remuneration payable by the Company or its subsidiaries in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior Executives of the Company and its subsidiaries, whichever is more favourable to the Executive;

(iii)   any failure by the Company or its subsidiaries to continue in effect any benefit or stock ownership plan in which the Executive was entitled to participate immediately prior to a Change in Control, or the Company or its subsidiaries taking any action or failing to take any action that would adversely affect the Executive's participation in or reduce its rights or benefits under or pursuant to any such plan, or the Company or its subsidiaries failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control, whichever is more favourable to the Executive;

(iv)  any breach by the Company of any provision of this Agreement;

(v)  the good faith determination by the Executive that, as a result of a Change in Control or any action or event thereafter, the Executive's status or responsibility in the Company or its subsidiaries have been diminished or the Executive is being effectively prevented from carrying out its duties responsibilities as they existed immediately prior to a Change in Control; or

(vi)  the failure by the Company to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations hereunder by any successor to the Company, including a successor to a material portion of its business.

(m) except where otherwise indicated all currencies are in Canadian dollars.

2. TERMS OF EMPLOYMENT

2.1    The Company engages the Executive as the Company's Chief Financial Officer with effect from the date of this Agreement for an initial term of Thirty-Six (36) months, which then will automatically renew for successive one year periods provided that the Company has not given the Executive notice in writing of its intention not to renew this Agreement (the "Term") not less than one hundred and eighty (180) calendar days prior to the expiration of the Term. The Executive and the Company shall mutually agree on the Executive’s title and responsibilities with respect to any of the Company’s subsidiaries or affiliates.

2.2    The Executive shall serve and perform in the capacities described in Section 2.1 hereof and shall have such duties, responsibilities, and authorities as are designated for such offices pursuant to the Bylaws of the Company, and as may be reasonably assigned to the Executive from time to time by the President. The Executive shall, and shall have commensurate authority to formulate, and implement the Company's mission statement; The Executive is accountable for ensuring that business strategies, production, and development targets are achieved as scheduled and within budgeted cost constraints. The Executive will provide leadership, oversight and guidance to the Company's operations, and be responsible for the corporate financial capabilities and share market requirements. The Executive shall report and be responsible to the Chief Executive Officer.

2.3    The Executive agrees to devote substantially all of the Executive's time, best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities, and authorities which may be reasonably assigned to the Executive and which are consistent with the Executive's Executive offices described under Section 2.1, provided the Executive shall not engage in any business which is in direct competition with the Company or any subsidiaries or affiliates, and provided that the Executive's other business activities shall not interfere with, or prevent the Executive from fulfilling, his obligations to the Company hereunder. Notwithstanding the preceding, the Executive may, without being in violation of the Executive's obligations hereunder, (i) serve on corporate, civic or charitable boards, or committees which are not engaged in business in competition with the Company or any subsidiary; (ii) deliver lectures, accept and fulfill speaking engagements, teach at educational institutions and seminars and write or publish papers, articles or books; and (iii) invest the Executive's personal assets in such form or manner as will not require any material services by the Executive in the operation of the entities in which such investments are made, provided the Executive shall use his best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling his obligations to the Company hereunder.

2.4 In connection with the Executive's employment by the Company during the Term, the Executive shall be based at the Company's principal office in Toronto, Canada, or at any office or location as agreed to by the Executive and the President, save and except for reasonable travel required in connection with the Company's business consistent with the Executive's position as Chief Financial Officer of the Company.

3. REMUNERATION AND BENEFITS

3.1    The Company shall pay the Executive, as compensation for services rendered by the Executive under this Agreement, a base salary, on an annualized basis (the "Annual Base Salary") of One Hundred and Eighty Thousand and No/100 Canadian Dollars ($180,000.00) during the Term of this Agreement. The Annual Base Salary shall be subject to all appropriate federal and provincial withholding and payroll taxes and shall be paid by the Company to the Executive in accordance with the regular payroll policies and practices of the Company. The Company’s compensation of the Executive by payments of the Annual Base Salary pursuant to this Section 3.1 shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company, nor shall such compensation in any way limit or reduce any other obligation of the Company hereunder; and, except to the extent specifically set forth herein, no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Annual Base Salary to the Executive during the term of this Agreement.

3.2   Executive shall be granted stock options in Till Capital Ltd. expiring two years from the date of grant, on and subject to the terms and conditions of the Company’s Stock Option Plan and 3.2(i) below. These options will vest in four equal instalments every six months beginning six months from the date of grant. Future grants will be at the discretion of the Company’s management, as approved by the Compensation Committee of Till Capital Ltd.

(i)  upon approval at the next Till Capital Ltd. Compensation Committee meeting, Executive shall be granted 10,000 options at a $10.00 strike price. Said options will vest in the manner described in 3.2 above with the timing beginning upon the final regulatory approval of the Share Purchase Agreement dated October 9, 2014 among Till Capital Ltd., the Executive and others (the share Purchase Agreement").

(ii)  in order to facilitate the option grant, Executive will sign the Consulting Agreement at Exhibit A, whereby Executive shall be a consultant to Till Capital Ltd. in the interim period between signing of the Share Purchase Agreement and regulatory approval of the acquisition.

3.3   In addition to the Annual Base Salary set forth in Section3 .1 hereof and any other amounts of compensation payable to the Executive pursuant to any other provisions of this Agreement, the Company may also pay the Executive discretionary annual bonus compensation (the "Annual Bonus Compensation"), in the form of cash or shares of the common stock of the Company in such amount, if any, determined by the Board, or any duly authorized committee thereof, to be proper and appropriate for each fiscal year of the Company during the term of this Agreement, provided that the Annual Bonus Compensation may not exceed 50% of the Annual Base Salary. Such Annual Bonus Compensation shall be based upon such factors as the Board of Till Capital Ltd., or any duly authorized committee thereof, shall deem appropriate and consistent with factors applicable to other Executive officers of the Company, including (i) the Executive's contributions to the success of the business operations of the Company, its divisions and its subsidiaries for each fiscal year of the Company during the term hereof; (ii)the Company's share price performance viewed objectively as well as against its peer group within the industry ; (iii) the success of the Company's insurance activities; (iv) the consolidated revenues, expenses and profits of the Company, its divisions and its subsidiaries for each fiscal year of the Company during the term hereof, as determined in accordance with generally accepted accounting principles; and (v) the general overall economic performance of the Company, its divisions and its subsidiaries for each fiscal year of the Company.

3.4   The Company shall also reimburse the Executive for any reasonable out-of-pocket expenses incurred by the Executive in accordance with the Company's standard expense practices. Prior to the reimbursement of such expenses, the Company shall require the Executive to prepare a summary of the expenses incurred and submit it to the Company together with appropriate supporting receipts, invoices, or other documentation acceptable to the Company. The Company may make an advance to cover such expenses, such advances being repayable to the extent remaining upon termination of this Agreement.

3.5   In addition to the Annual Base Salary, Options and any Annual Bonus Compensation payable to the Executive hereunder, the Executive shall be entitled to participate in the Company's health, dental, disability and life insurance plans (if any) provided that the Executive satisfies the eligibility requirements therefor, provided that nothing herein will obligate the Company to institute such plans.

3.6   The Executive shall be entitled to a reasonable paid vacation of not less than twenty (20) business days each calendar year during the Employment Period, exclusive of holidays and weekends, which vacation shall be taken by the Executive in accordance with the Company's vacation plans, policies and practices as then in effect and with a view to the business requirements of the Company. The Executive shall also be entitled to compensation in respect of earned or accrued but unused vacation time based on the Executive's Annual Base Salary.

3.7  During the Term the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications and word-processing equipment, supplies, personnel (including as required professional, clerical, support and other personnel) and such other facilities and services as shall be suitable to the Executive's position and adequate for the Executive's use in performing the Executive's duties and responsibilities under this Agreement.

4.  CONFIDENTIAL INFORMATION AND PROPERTY OF THE COMPANY

4.1 The Executive’s Obligations as to Confidential Information and Materials. Confidential Information, whether in written, oral, magnetic, photographic, optical, or other form and whether now existing or developed or created during the period of the Executive's relationship or engagement with the Company, excepting information obtained from general or public sources, is proprietary to the Company and is highly confidential in nature. In this regard, the Executive acknowledges that damages pursued by an action at law may not be an adequate remedy for the Executive's breach of its obligations under this Part 4, and the Executive agrees that the Company shall be entitled to equitable remedies including but not limited to interlocutory or permanent injunctions, which the Executive agrees not to oppose.

4.2    Use of Company Communication and Documents Storage Systems. The Executive shall send and receive all electronic communications through, and shall store copies of all documents material to the business and affairs of the Company on, the Company's server in accordance with the Company's information technology policies and procedures as established from time-to time.

4.3    General Skills. The general skills and Residual Information and other experience gained by the Executive during the Executive's relationship with the Company, and information within the Public Domain or generally known within the industries or trades in which the Company competes, is not considered Confidential Information.

4.4  Preservation of Confidential Information. During the Executive's relationship with the Company, the Executive may have access to all or a portion of the Confidential Information and, as such, will occupy a position of trust and confidence with respect to the Company's affairs and business. The Executive will take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

(a) Non-Disclosure. The Executive will not at any time disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of the Executive's duties to the Company.

(b)  Prevent Disclosure. The Executive will take all reasonable precautions to prevent disclosure of the Confidential Information and will follow all the Company's reasonable instructions to the Executive in respect of the same.

(c) Non-Use. The Executive will not use at any time, or otherwise permit any person or entity to use, any of the Confidential Information other than as required in the performance of the Executive's duties.

(d) Return all Materials. Within five business days after the termination of the Executive's relationship with the Company, for any reason whatsoever, the Executive will deliver to the Company all keys and access cards as well as all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.

4.5  Continuation of Confidentiality Obligations. The Executive acknowledges and agrees that the obligations set out in this Part are to remain in effect for a period of five (5) years following termination of the Executive's relationship with the Company. The Executive further acknowledges that the obligations set out in this Part are not in substitution for any obligations which the Executive may now or hereafter owe to the Company and which exist apart from this Part 4 and do not replace any rights of the Company with respect to any such obligations.

4.6    Communication of Confidential Information. The Executive agrees to communicate to the Company all Confidential Information obtained in the course of performing the services.

4.7  Confidentiality and hereby agrees that he will Non-Competition. The Executive not at any time during the Term and for a period of one year thereafter:

(a)  knowingly interfere with or endeavour to entice away from the Company any of the financiers who were active financiers or participated in private placements of the Company or its securities during the three year period immediately prior to the termination of the Contactor's relationship with the Company;

(b) interfere with or knowingly entice away any employee of the Company who was an employee of the Company within 120 calendar days of the termination of the Executive's relationship with the Company.

4.8    Notice. If the Executive is required by law, rule, regulation, subpoena or regulatory agency or stock exchange rule ("Legal Process") to disclose any Confidential Information, the Executive will provide the Company with prompt notice of such requirement, if legally practicable, and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is required to be disclosed prior to making any such disclosure. If, provided that the Executive has used reasonable efforts to obtain assurances that confidential treatment will be afforded such information, the Executive is nonetheless required by Legal Process to disclose any Confidential Information, the Executive may only disclose such Confidential Information that it is required by law to be disclosed.

4.9 Limitation. The provision of this paragraph 4 shall not prevent the Executive, following the termination of this Agreement, from providing his services to other insurance industry companies, subject to such restrictions as may be contained in the Share Purchase Agreement.

5. INTELLECTUAL PROPERTY OF THE COMPANY

5.1    Company's Rights. The Executive agrees that all right, title, and interest in or to any and all of the work product of the Executive shall be the property of the Company.

5.2    Disclosure. The Executive agrees to promptly disclose to the Company all of the products of the services hereunder and to provide all assistance reasonably requested by the Company in the preservation of its interests in the same, such as by executing documents or testifying. Regardless of whether this Agreement has been terminated, the Executive agrees to execute, acknowledge, and deliver any instruments, and to provide whatever other assistance is required to confirm the ownership by the Company of such rights. Reasonable expenses incurred for such assistance shall be paid by the Company. No additional compensation shall be paid to the Executive in respect of any of the matters referred to in this Section 5.2.

5.3 No Rights. Nothing in this Agreement shall be construed to grant to the Executive any express or implied option, license or other rights, title or interest in or to the Confidential Information or, or obligate either party to enter into any agreement granting any such right.

6. TERMINATION

6.1 Termination. The Company may terminate this Agreement in the following circumstances:

(a) at any time by the Company forthwith, without notice and without pay in lieu of notice, for Cause;

(b) automatically upon the death of the Executive;

(c) automatically in the event the Executive is subject to any bankruptcy, insolvency or other similar proceeding;

(d) at any time by notice in writing from the Company to the Executive if the Executive shall become permanently disabled; for the purposes hereof, the Executive shall be deemed to be permanently disabled immediately following any period of 180 consecutive calendar days during which the Executive is prevented from performing his duties for more than 90 calendar days in the aggregate by reason of illness or mental or physical disability despite reasonable accommodation efforts of the Company;

(e)  in any other case, by (i) the payment by the Company to the Executive in a lump sum equal to twelve months' Annual Base Salary, and (ii) the immediate vesting of any Stock Option previously granted to the Executive by the Company or any subsidiary of the Company, and the Executive shall be entitled to exercise such Stock Option on the terms granted and, notwithstanding any term of the stock option plan to the contrary, shall remain exercisable for the original term granted and shall not terminate due to the termination of the Executive's employment with the Company. In addition, any provisions of the Stock Option restricting the number of option shares which may be purchased before a particular date shall be waived. The terms of any Stock Option agreement shall be deemed amended to reflect the provisions of this paragraph (e) The provisions of this paragraph (e) shall be subject ·to applicable securities laws and the rules of any stock exchange on which the shares of the Company may be then listed and the receipt of all necessary approvals from such securities regulators and exchange, which approvals the Company shall use its reasonable commercial efforts to obtain in the event of the operation of this paragraph (e). In the event that any payment is made to the Executive pursuant to the provisions of paragraph (e) the Executive shall not be required in any manner whatsoever to mitigate any damages and shall be made regardless of whether the Executive seeks or finds alternate employment of any nature whatsoever; and

(f) by the Executive providing no less than ninety (90) calendar days' notice in writing to the Company. In the event the Executive provides such notice to the Company, the Executive's employment shall terminate on the date the period of such notice expires. In such circumstance, the Company may request that the Executive cease duties prior to the expiry of the notice period.

6.2 Effect of Termination. Upon the termination of this Agreement pursuant to Sections 6.1 (a), (b), (c) or (f), the parties agree that the Company's liability to the Executive shall be limited to all accrued and unpaid portions of the Annual Base Salary due up to the date of termination as well as any Expenses properly incurred prior to the date of termination, less any advances against Expenses not accounted for.

6.3 Share Purchase Agreement. Upon the termination of this Agreement pursuant to Sections 6.1 (a), (c), (d) , or (e) , Till Capital Ltd. and the parties agree that the period contemplated by Sections 7.ll(a) and (c) of the Share Purchase Agreement shall be adjusted to the earlier of (i) the period calculated under Section 7.ll(a) and (c) of the Share Purchase Agreement, and (ii) a period of 12 months from the effective date of the termination of the Executive 's employment.

7. CHANGE OF CONTROL

7.1 Notwithstanding anything to the contrary contained in this Agreement, if a Change in Control occurs and if, in respect of the Executive, a Triggering Event subsequently occurs within two (2) years of the Change in Control, the Executive shall be entitled to elect to terminate this agreement with the Company and to receive a payment from the Company in an amount equal to two times the Annual Base Salary and the amount of the Annual Bonus Compensation for the previous year (the "Change of Control Payment"). This Section 7.1 shall not apply if such Triggering Event follows a Change in Control which involves a sale of securities or assets of the Company with which the Executive is involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a Company or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing).

7.2  The Change of Control Payment provided for in Section 7.1 is conditional upon the Executive electing to exercise such right by notice given to the Company within 120 calendar days of the Triggering Event.

7.3 Notwithstanding the provisions contained in Section 6.l(e) hereof, the Executive shall be entitled to the Change of Control Payment if a Triggering Event does not occur but the Executive is dismissed from the Company without Cause within two (2) years of the Change in Control. For greater certainty, the Executive shall not be entitled to any payment by the Company pursuant to this Section 7.3 if the Executive is dismissed from this employment with the Company for Cause. The Company shall not dismiss the Executive for any reason unless such dismissal is specifically approved by the Board.

7.4  The Change of Control Payment shall be in lieu of all other notice or damage claims as regards dismissal or termination of the Executive's employment with the Company or any subsidiary of the Company after a Change in Control and the arrangements provided for herein shall not be considered in any judicial determination of appropriate damages at common law for dismissal without Cause, other than as provided for in this Agreement.

7.5  In the event that the Executive is entitled to a Change of Control Payment, the Executive shall be entitled to continue to participate in any benefit package for a period of 12 months after the date of the giving of notice by the Executive pursuant to Section 7.2, or the dismissal of the Executive's contract pursuant to Section 7.3, as the case may be.

7.6  In the event that the Executive is entitled to a Change of Control Payment, any Stock Option previously granted to the Executive by the Company or any subsidiary of the Company shall become fully vested, in which case the Executive shall be entitled to exercise such Stock Option on the terms granted and, notwithstanding any term of the stock option plan to the contrary, shall remain exercisable for the original term granted and shall not terminate due to the termination of the Executive's employment with the Company. In addition, any provisions of the Stock Option restricting the number of option shares which may be purchased before a particular date shall be waived. The terms of any Stock Option agreement shall be deemed amended to reflect the provisions of this Section 7.6. The provisions of this Section 7.6 shall be subject to applicable securities laws and the rules of any stock exchange on which the shares of the Company may be then listed and the receipt of all necessary approvals from such securities regulators and exchange, which approvals the Company shall use its reasonable commercial efforts to obtain in the event of the operation of this Section 7.6.

7.7  Any payment to be made by the Company pursuant to the terms of Part 7 shall be paid (i) by the Company in cash in a lump sum within five business days of the giving of notice by the Executive pursuant to Section 7.2, (ii) within five business days of the termination or dismissal from the Executive's employment as referred to in Section 7.3, or (iii) in such manner as may be agreed to by the Company and the Executive. Any such payment shall be calculated, in the case of

Section 7.8 at the date of giving notice pursuant to Section 7.2 and, in the case of Section 7.3, at the date of dismissal or termination, as the case may be.

7.9 In the event that any payment is made to the Executive pursuant to the provisions of Section 7.1 or Section 7.3, as the case may be, the Executive shall not be required in any manner whatsoever to mitigate any damages. Furthermore, the payment referred to in Section 7.1 or Section 7.3, as the case may be, shall be made regardless of whether the Executive seeks or finds alternate employment of any nature whatsoever.

8. NOTICE

8.1 Unless otherwise permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed or if mailed by prepaid registered mail on the fifth business day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out if a strike, lockout, work slow-down or similar labour dispute in the postal system, all days during which such interruption occurs shall not be counted:

Notice to the Company:

Omega Insurance Holdings Inc.

C/O Till Capital Ltd.

11521 North Warren Street Hayden, Idaho

USA 83835

Attention: Chief Executive officer

Notice to the Executive: Matthew Cook

Address

3 Rock Dove Avenue

Markham, Ontario, L3S 4Ll

Canada

or to such other address as each party may from time to time notify the other of in writing. Notices may not be given by facsimile or email.

9. MISCELLANEOUS

9.1  This Agreement contains the entire understanding and agreement between the parties and supersedes all prior communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by written instrument signed by all parties hereto.

9.2  The rights and obligations of the parties set out under Parts 4, 5 and 9 of this Agreement survive the termination of this Agreement insofar as is necessary to give full effect to the terms hereof.

9.3  The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of Ontario, Canada. The parties irrevocably attorn to the exclusive jurisdiction of the courts of Ontario with respect to any legal proceedings arising here from.

9.4  The Company has obtained legal advice concerning this Agreement and has requested that the Executive obtain independent legal advice with respect to this Agreement. The Executive hereby represents and warrants to the Company that it has been advised to obtain independent legal advice, and that prior to the execution of this Agreement he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so.

9.5 The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision thereof, and this Agreement shall be construed as though such invalid or unenforceable provision were omitted.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date first written above.

SIGNED, SEALED AND DELIVERED

In the presence of

Omega Insurance Holding Inc.,

A wholly owned subsidiary of

Till Capital Ltd.

Signed:”/s/Matthew Cook”

Name: Matthew Cook

Title: Chief Financial Officer

Till Capital Ltd. (solely with respect to Section 6.3)

Signed: “/s/Timothy P. Leybold”

Name: Timothy P. Leybold

Title: Chief Financial Officer